News Release Contact: Robert M. Plante Vice President & Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Third Quarter Results and
Increases Quarterly Distribution to $0.6125 Per Common Unit

Whippany, New Jersey, July 22, 2004 — Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas, fuel oil and related products and services nationwide, today announced its results for the third quarter ended June 26, 2004. Its Board of Supervisors also declared the ninth increase in the Partnership's quarterly distribution from $0.60 to $0.6125 per Common Unit — $2.45 per Common Unit annualized.

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter. For the third quarter of fiscal 2004, Suburban's net loss was $24.3 million, or $0.78 per Common Unit, compared to a net loss of $11.9 million, or $0.47 per Common Unit, for the third quarter of fiscal 2003. Earnings before interest, taxes, depreciation and amortization ("EBITDA") amounted to a loss of $4.9 million in the third quarter of fiscal 2004, compared to earnings of $3.2 million for the prior year period.

EBITDA and net income for the third quarter of fiscal 2004 were negatively impacted by certain significant items, mainly relating to (i) a non-cash charge of $3.2 million attributable to the impairment of goodwill related to a small business acquired in 1999; and, (ii) a non-cash charge of $0.7 million included within cost of products sold relating to purchase accounting for the Agway Energy acquisition.

Retail propane gallons sold in the third quarter of fiscal 2004 increased 9.9 million gallons, or 11%, to 99.5 million gallons compared to 89.6 million gallons in the prior year quarter, primarily as a result of the recent addition of the Agway Energy operations in the northeast, partially offset by significantly warmer than normal weather patterns across all of the Partnership's service areas during the third quarter of fiscal 2004. Sales of fuel oil and other refined fuels from the Agway Energy operations amounted to 51.5 million gallons during the third quarter of fiscal 2004. Temperatures nationwide, as reported by the National Oceanic and Atmospheric Administration ("NOAA"), averaged 20% warmer than normal in the third quarter of fiscal 2004, compared to 2% colder than normal in the prior year quarter, or 22% warmer temperatures year-over-year.

Revenues for the three months ended June 26, 2004 amounted to $279.7 million, an increase of $139.6 million compared to revenues in the prior year quarter of $140.1 million. The increase in revenue results from increased propane volumes, as described above, coupled with higher average propane selling prices as a result of higher propane costs during the quarter compared to the prior year quarter. Additionally, revenues for the third quarter of fiscal 2004 were favorably impacted by the addition of fuel oil and other refined fuels, as well as increased service activities, resulting from the Agway Energy acquisition.

Combined operating and general and administrative expenses of $108.6 million were $43.3 million, or 66%, above the prior year quarter of $65.3 million. Operating expenses in the third quarter of fiscal 2004 included a $0.8 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments ("FAS 133"), compared to a $0.1 million unrealized (non-cash) gain attributable to FAS 133 in the prior year quarter. The increase in combined operating and general and administrative expenses is primarily attributable to the addition of the Agway Energy operations, as well as anticipated increases in marketing, professional services and travel expenses associated with integration activities during the quarter which resulted in approximately $1.7 million of incremental operating expenses. In addition, higher employee compensation and benefit related expenses associated with the increased business activities, as well as higher pension and insurance costs were experienced during the third quarter of fiscal 2004 compared to the prior year quarter.

Depreciation and amortization expense increased $2.5 million, or 37%, to $9.2 million as a result of the tangible and intangible assets acquired in the Agway Energy acquisition. Net interest expense increased $2.0 million, or 24%, to $10.5 million in the third quarter of fiscal 2004 compared to $8.5 million in the prior year quarter. The increase in net interest expense is a result of the net impact of $175.0 million of 6.875% senior notes added in the first quarter of fiscal 2004 in connection with financing for the acquisition of Agway Energy, offset by $42.5 million lower amounts outstanding under our 7.54% senior notes from the repayment of principal during the fourth quarter of fiscal 2003.

From the perspective of the Partnership's financial position, shortly after the end of the third quarter of fiscal 2004 the Partnership made a scheduled $42.5 million principal payment on its 7.54% senior notes which further reduces leverage and strengthens the balance sheet. Additionally, the Partnership made a voluntary contribution of $15.1 million to its defined benefit pension plan, representing the second voluntary contribution to the plan in the last twelve months, thus further improving the funded status of that plan.

In announcing these results, President and Chief Executive Officer Mark A. Alexander said, "We are very pleased with these results, considering they are well within our expectations for the third quarter amidst our continued efforts to integrate the Agway Energy operations. With the peak heating season behind us, we have aggressively turned our attention to capitalizing on synergies in our combined field operations. Subsequent to the quarter end, we also took additional steps to further strengthen our balance sheet with the second consecutive repayment of the annual principal installment on our senior notes. On the strength of the results to date and our solid balance sheet, we are extremely pleased to deliver our second quarterly distribution increase of the year to our Unitholders – our ninth overall since the Partnership's inception."

The Partnership's increased quarterly distribution of $0.6125 per Common Unit for the three months ended June 26, 2004 — $2.45 per Common Unit annualized — will be payable on August 10, 2004, to Common Unitholders of record as of August 3, 2004.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,100,000 residential, commercial, industrial and agricultural customers through more than 380 customer service centers in 35 states.

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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended June 26, 2004 and June 28, 2003
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Revenues
Propane and refined fuels	$226,109	$121,336	$865,212	$550,050
Other (a)	53,585	18,758	197,378	65,173
	279,694	140,094	1,062,590	615,223
Costs and expenses
Cost of products sold	172,638	70,535	622,616	298,836
Operating	96,434	56,767	264,337	176,154
General and administrative	12,122	8,534	40,016	27,704
Restructuring costs	203	—	2,382	—
Impairment of goodwill	3,177	—	3,177	—
Depreciation and amortization	9,177	6,717	25,629	20,490
	293,751	142,553	958,157	523,184
(Loss) income before interest expense and provision for income taxes	(14,057)	(2,459)	104,433	92,039
Interest expense, net	10,547	8,480	31,028	26,212
(Loss) income before provision for income taxes	(24,604)	(10,939)	73,405	65,827
(Benefit) provision for income taxes	(283)	(64)	(117)	103
(Loss) income from continuing operations	(24,321)	(10,875)	73,522	65,724
Discontinued operations:
Gain on sale of customer service centers	619	79	14,824	2,483
(Loss) income from discontinued customer service centers	(635)	(1,139)	(32)	1,418
Net (loss) income	$(24,337)	$(11,935)	$88,314	$69,625
General Partner's interest in net (loss) income	$(757)	$(320)	$2,367	$1,755
Limited Partners' interest in net (loss) income	$(23,580)	$(11,615)	$85,947	$67,870
(Loss) income from continuing operations per Common Unit - basic	$(0.78)	$(0.42)	$2.44	$2.59
Net (loss) income per Common Unit - basic	$(0.78)	$(0.47)	$2.93	$2.74
Weighted average number of Common Units outstanding - basic	30,257	24,918	29,380	24,727
(Loss) income from continuing operations per Common Unit - diluted	$(0.78)	$(0.42)	$2.43	$2.58
Net (loss) income per Common Unit - diluted	$(0.78)	$(0.47)	$2.92	$2.74
Weighted average number of Common Units outstanding - diluted	30,257	24,918	29,476	24,793
Supplemental Information:
EBITDA (b)	$(4,896)	$3,198	$144,854	$116,430
Retail gallons sold:
Propane	99,492	89,600	451,354	412,490
Refined fuels	51,489	—	163,940	—

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(a)	Other revenues principally represent amounts generated from the sales of appliances, parts and related services.

(b)	EBITDA represents net income (loss) before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. Moreover, our senior note agreements and our revolving credit agreement require us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA, as determined by us, excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Nine Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Net (loss)/income	$(24,337)	$(11,935)	$88,314	$69,625
Add:
(Benefit) / provision for income taxes	(283)	(64)	(117)	103
Interest expense, net	10,547	8,480	31,028	26,212
Depreciation and amortization	9,177	6,717	25,629	20,490
EBITDA	(4,896)	3,198	144,854	116,430
Add / (subtract):
Benefit / (provision) for income taxes	283	64	117	(103)
Interest expense, net	(10,547)	(8,480)	(31,028)	(26,212)
Loss / (gain) on disposal of property, plant and equipment, net	8	(166)	(153)	(486)
Gain on sale of customer service centers	(619)	(79)	(14,824)	(2,483)
Changes in working capital and other assets and liabilities	93,673	51,020	2,270	(18,223)
Net cash provided by operating activities	$77,902	$45,557	$101,236	$68,923
Net cash (used in) investing activities	$(4,464)	$(1,205)	$(204,104)	$(531)
Net cash (used in) / provided by financing activities	$(19,093)	$10,655	$202,874	$(18,469)